Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310

Wabash National Corporation Announces Pricing of Public Offering of Common Stock by Trailer Investments LLC

LAFAYETTE, Ind.— September 14, 2010 — Wabash National Corporation (NYSE: WNC) today announced Trailer Investments, LLC (a wholly-owned entity of Lincolnshire Equity Fund III, L.P., a private equity investment fund managed by Lincolnshire Management, Inc.), as Selling Securityholder, has entered into an agreement to sell 9,349,032 shares of the Company’s common stock in an underwritten public offering at a price per share to the public of $6.75.  All shares being offered will be issued upon the exercise of a warrant held by the Selling Securityholder that will be sold to, and exercised by, the underwriter.  The Company did not offer shares of the Company’s common stock as part of this offering, and will not receive any proceeds from the sale of the warrant by the Selling Securityholder.  Closing of the offering is expected to occur on September 17, 2010, subject to customary closing conditions.

Morgan Stanley & Co. is acting as the sole book-running manager for the offering.

The shares will be sold pursuant to a prospectus supplement and accompanying prospectus as part of an effective shelf registration statement filed by the Company with the Securities and Exchange Commission. A copy of the prospectus supplement and accompanying prospectus for this offering may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York, 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com. Any offer or sale will be made only by means of the prospectus supplement and accompanying prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wabash National Corporation

Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi-trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightPro™ Eagle® and Benson™ brand names. The company operates two wholly-owned subsidiaries: Transcraft ® Corporation, a manufacturer of flatbed, drop deck, dump trailers and truck bodies, and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.

Safe Harbor Statement

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by the Company in its filings with the Securities and Exchange Commission, including the risks and uncertainties described therein.